Exhibit 99.1

Contact: Beth Sanders

Executive Vice President & CFO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: bsanders@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES RECORD EARNINGS www.1stcent.com

Redlands, California—July 14, 2006— 1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank, today announced second quarter operating results. The Company reported earnings for the quarter ended June 30, 2006 of $1.8 million, compared to earnings of $1.2 million for the second quarter 2005, representing a 50%, or $618,000 increase. Basic earnings per share1 were 58 cents for the current quarter compared to 39 cents for the same period last year. Year to date income for 2006 was $3.6 million compared to $2.2 million for 2005, an increase of $1.4 million, or 59%. Year to date basic earnings per share1 were $1.12 compared to $0.72 for the same period last year.

The Return on Average Equity and Return on Average Assets as of June 30, 2006 were 20.03% and 1.54%, respectively, compared to 15.56% and 1.16% for the same period in 2005, respectively. The increases in Return on Average Equity and Return on Average Assets are attributed to our record earnings, which resulted primarily from an increase in average earning assets.

Total net loans increased $29.6 million, or 8% from $381.2 million at December 31, 2005 to $410.8 million at June 30, 2006. Deposits, at $431.9 million on June 30, 2006 increased $30.6 million, or 8% from $401.3 million at December 31, 2005. Total assets reached a record high of $491 million at June 30, 2006, up 8%, or $35.0 million, from $456 million at December 31, 2005. The growth in assets, loans, and deposits was due to the continued success of our business development efforts in and around the marketplaces we serve.

Thomas E. Vessey, President and Chief Executive Officer, stated, “Management is again proud to report the most profitable quarter in the Company’s history. We will stay the course of our Strategic Plan for targeted results for the balance of 2006.”

Patrick J. Meyer, Chairman of the Board stated, “We are pleased to continue our record performance during the second quarter of 2006. We are grateful for the continued trust and confidence shown to us by our shareholders and customers, and thank our employees for their commitment to excellent customer service.”

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California; its Religious Lending Group and its SBA/Commercial Lending Group and a full-service branch in Brea, California; its Homeowners Association and a full-service branch in Escondido; and full-service branches in Palm Desert, Irwindale and Temecula, California.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to implement its strategy and expand its lending operations, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, the success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

[1]	All per share data has been adjusted for the 50% stock distribution declared to shareholders of record on March 3, 2006, and distributed April 3, 2006.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

June 30, 2006 and December 31, 2005

Dollar amounts in thousands	2006	2005
	(Unaudited)
ASSETS
Cash and due from banks	$11,124	$16,862
Federal funds sold	22,730	21,505

Total cash and cash equivalents	33,854	38,367
Interest-bearing deposits in financial institutions	2,497	2,334
Investment securities, available for sale	17,274	12,208
Stock investments restricted, at cost	1,650	1,620
Loans, net of allowance for loan losses of $5,845 and $5,376	410,751	381,153
Accrued interest receivable	2,495	2,425
Premises and equipment, net	3,391	3,652
Goodwill	4,180	4,180
Cash surrender value of life insurance	11,400	6,735
Other assets	3,737	3,518

Total assets	$491,229	$456,192

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$109,761	$106,121
Interest-bearing deposits	322,183	295,154

Total deposits	431,944	401,275
Accrued interest payable	192	170
Other liabilities	3,209	3,020
Subordinated notes payable to subsidiary trusts	18,306	18,306

Total liabilities	453,651	422,771

SHAREHOLDERS’ EQUITY
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 3,200,661 and 2,100,075 shares at June 30, 2006 and December 31, 2005, respectively	27,533	26,803
Retained earnings	10,174	6,617
Accumulated other comprehensive income (loss)	(129)	1

Total shareholders’ equity	37,578	33,421

Total liabilities and shareholders’ equity	$491,229	$456,192

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EARNINGS

Three and Six Months Ended June 30, 2006 and 2005 (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Dollar amounts in thousands, except per share amounts	2006	2005	2006	2005
Interest income:
Interest and fees on loans	$9,316	$7,941	$17,874	$14,941
Deposits in financial institutions	31	34	59	73
Federal funds sold	281	31	552	42
Investments:
Taxable	101	112	196	251
Tax-exempt	70	42	110	83

Total interest income	9,799	8,160	18,791	15,390

Interest expense:
Interest bearing demand and savings deposits	1,427	423	2,589	775
Time deposits $100,000 or greater	637	513	1,198	788
Other time deposits	344	263	665	468
Interest on borrowed funds	356	473	695	871

Total interest expense	2,764	1,672	5,147	2,902

Net interest income	7,035	6,488	13,644	12,488
Provision for loan losses	155	660	620	1,010

Net interest income after provision for loan losses	6,880	5,828	13,024	11,478

Noninterest income:
Customer service fees	357	354	685	675
Gains from sale of loans	52	250	317	305
Conduit loan sale income	63	344	558	646
Other income	174	173	254	409

Total noninterest income	646	1,121	1,814	2,035

Noninterest expense:
Salaries and employee benefits	2,465	2,956	4,952	5,914
Net occupancy expense	571	483	1,122	930
Other operating expense	1,524	1,489	2,967	3,017

Total noninterest expense	4,560	4,928	9,041	9,861

Income before provision for income taxes	2,966	2,021	5,797	3,652
Provision for income taxes	1,119	792	2,234	1,413

Net income	$1,847	$1,229	$3,563	$2,239

Basic earnings per share[1]	$0.58	$0.39	$1.12	$0.72

Diluted earnings per share[1]	$0.52	$0.36	$1.01	$0.66

[1]	Adjusted for the 50% stock distribution declared to shareholders of record on March 3, 2006, and distributed April 3, 2006.